Exhibit 99.1

FOR IMMEDIATE RELEASE

CKX, Inc
Sean Cassidy
212-981-5233

Ed Tagliaferri
212-981-5182

Robert Zimmerman
212-981-5118

CKX AND CIRQUE DU SOLEIL TO DEVELOP
ELVIS PRESLEY SHOWS AND “EXPERIENCES”
WORLDWIDE

The Elvis World Tour Kicks Off in 2008

New York, N.Y. (May 18, 2006) — CKX, Inc., (NASDAQ: CKXE), through its subsidiary Elvis Presley Enterprises, has entered into an exclusive arrangement with Cirque du Soleil for the creation, development, production and promotion of Elvis Presley Projects, featuring touring and permanent shows, as well as multimedia interactive “Elvis Experiences,” throughout the world.

Elvis Presley Projects, expected to debut beginning in 2008, will consist of:

•                  Touring shows that will be produced by Cirque du Soleil and incorporate the name, image, likeness and music of Elvis Presley.

•                  Permanent shows at fixed locations that will be produced by Cirque du Soleil and incorporate the name, image, likeness and music of Elvis Presley.

•                  Multimedia interactive entertainment “Elvis Experiences” that incorporate the music, memorabilia, audiovisual works, and the life and times of Elvis Presley.

Robert F.X. Sillerman, Chairman and CEO of CKX, Inc., commented, “This arrangement will allow fans around the globe, who have only seen Elvis Presley in movies or listened to his music, to truly experience what it was like to see Elvis perform. Cirque du Soleil remains one of the most stunning and exciting entertainment experiences on the planet and brings the creative genius needed to produce shows and multimedia events that will, capture the true Elvis Presley.”

Guy Laliberté, Founder and CEO of Cirque du Soleil, commented, “This new arrangement, with such incredible new partners as Robert F. X. Sillerman and his team, promises to be a most exciting and stimulating creative project for Cirque du Soleil. It also clearly demonstrates our intention to pursue the diversification of our artistic content through different live productions.’’

CKX and Cirque du Soleil will each own 50 percent of each Elvis Presley Project, sharing equally in the costs of creating, developing, building and producing each project and in the profits from each Project. CKX will also receive royalty payments on various aspects of its intellectual property used in the Elvis Presley Projects.

The parties have agreed to open at least one touring show in Europe and/or Asia and one “Elvis Experience” outside of the United States by 2008. Beginning in 2009, at least one Elvis Presley Project will be opened in each of the next six years. Beginning in 2014, at least one Elvis Presley Project will be opened every two years during the next eight years, through 2021. Shows in Las Vegas are not included in this arrangement at this time.

About CKX, Inc.

CKX, Inc., a company controlled by Robert F.X. Sillerman and affiliates, is engaged in the ownership, development and commercial utilization of entertainment content. To date, the Company has focused on acquiring globally recognized entertainment content and related assets, including the rights to the name, image and likeness of Elvis Presley, the operations of Graceland, the rights to the name, image and likeness of Muhammad Ali and proprietary rights to the IDOLS television brand, including the American Idol series in the United States and local adaptations of the IDOLS television show format which, collectively, air in over 100 countries around the world. CKX plans to continue to make strategic acquisitions of, or partner or align with, companies or individuals that control various forms of established entertainment content, which may include intellectual property rights in music, film, television programming, written works and characters, rights to names, images and likenesses, video games, corporate brands and other related assets. For more information about CKX, Inc., visit its corporate website at www.ckx.com.

About Cirque du Soleil

Cirque du Soleil is primarily a creative content provider for a wide variety of unique projects. In addition to shows, the Montreal based company wishes to extend its creative talent to other spheres of activity. While maintaining stringent standards of artistic quality and originality, Cirque du Soleil brings to innovative projects the same energy and spirit that characterizes each of its shows.

Cirque du Soleil is a Quebec-based organization providing high-quality artistic entertainment. Since its beginnings in 1984, over 50 million spectators in over a hundered cities on four continents have been thrilled by Cirque du Soleil. In 2006, 13 shows will simultaneously be presented across the globe. Cirque du Soleil is the recipient of many prestigious awards, including the Emmy, Drama Desk, Bambi, ACE, Gémeaux, Félix and Rosa d’Or de Montreux.

###